Exhibit 10.73

FORBEARANCE AGREEMENT

(Comstock Cascades, L.C.)

THIS FORBEARANCE AGREEMENT dated as of September         , 2009 (which, together with all amendments and modifications hereto, is hereinafter referred to as this “Agreement”) is made by and among COMSTOCK CASCADES, L.C., a Virginia limited liability company (the “Borrower”), COMSTOCK HOMEBUILDING COMPANIES, INC., a Delaware corporation (the “Guarantor”), and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation and successor-by-merger to M&T Mortgage Corporation (the “Bank”).

RECITALS

Pursuant to a Disbursement and Development Loan Agreement dated July 14, 2004 by and between the Borrower and the Bank (as the same may be amended, restated, supplemented, extended, or otherwise modified from time to time, the “Loan Agreement”), the Bank agreed to make available to the Borrower an acquisition, development, and construction loan in the principal amount of up to $9,200,000 (the “Loan”), the proceeds of which were to be used to acquire and develop not less than three (3) pad sites, approved for up to three (3) separate buildings (collectively, the “Buildings”), containing a total of not less than one hundred sixty-eight (168) condominium units (the “Units”), of which no more than thirty-eight (38) Units will be designated with a government classification of affordable dwelling units (the “ADUs”) or “ADU”) (collectively, the “Project”).

Contemporaneously therewith, the Borrower and the Bank entered into a Disbursement and Construction Loan Agreement dated July 14, 2004 (as the same may be amended, restated, supplemented, extended or otherwise modified from time to time, the “Construction Loan Agreement”), setting forth the terms upon which the Bank agreed to disburse the construction portion of the Loan to the Borrower, in no event to exceed $3,200,000 at any one time outstanding.

The Borrower’s obligation to repay the Loan with interest is evidenced by the Borrower’s Deed of Trust Note (No. 1) dated July 14, 2004 in the original principal amount of $6,000,000 (as the same may be amended, restated, supplemented, extended, or otherwise modified from time to time “Note No. 1”), and Borrower’s Deed of Trust Note (No. 2) dated July 14, 2004 in the original principal amount of $3,200,000 (as the same may be amended, restated, supplemented, extended, or otherwise modified from time to time “Note No. 2”) (Note No. 1 and Note No. 2 being hereinafter called collectively, the “Notes”).

The Borrower’s obligations in connection with the Loan are secured by, among other things, (a) a Purchase Money Deed of Trust dated July 14, 2005 from the Borrower to certain trustees for the benefit of the Bank (as the same may be amended, restated, supplemented, extended, or otherwise modified from time to time, the “Credit Line Deed of Trust”), which Credit Line Deed of Trust covers certain real property owned by the Borrower and located in Loudoun County, Virginia (the “Property”), and (b) an Assignment of Leases, Interests, Contracts, Plans and Profits dated July 14, 2004 from the Borrower in favor of the Bank (as the same may be amended, restated, supplemented, extended or otherwise modified from time to time, the “Assignment”).

The Borrower’s obligations were initially guaranteed by Christopher D. Clemente, Gregory V. Benson and Comstock Holding Company, Inc. (collectively, the “Original Guarantors”), pursuant to a Guaranty Agreement dated July 14, 2005 executed by the Original Guarantors in favor of the Bank (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”).

Pursuant to a Modification Agreement dated as of May 24, 2005 (the “Guarantor Modification”), the Guarantor assumed all obligations of the Original Guarantors to the Bank under the Guaranty and the Bank released the Original Guarantors from all further liabilities and obligations thereunder.

Pursuant to a Modification Agreement dated as of March 14, 2007 (the “Covenant Modification”) by and among the Borrower, Comstock Belmont Bay 89, L.C., the Guarantor, and the Bank (the “Covenant Modification”), the parties agreed to modify the Loan Agreement to incorporate certain additional covenants.

In connection with the Borrower’s development of the Project, the Bank also issued for the account of the Borrower two separate Irrevocable Standby Letters of Credit, Nos. SB-906402-2000 and SB-906166-0001 in the current face amount of $67,140 and $461,000, respectively (as amended, supplemented or otherwise extended from time to time, the “Letters of Credit”). The Borrower’s obligations to the Bank in connection with the Letters of Credit are evidenced by two separate Demand Promissory Notes (collectively, the “Demand Notes”) and are secured by, among other things, that certain Deed of Trust dated as of June 1, 2004 from the Borrower to certain trustees for the benefit of the Bank (as the same may be amended, restated, supplemented, extended, or otherwise modified from time to time, the “Letter of Credit Deed of Trust”), which Letter of Credit Deed of Trust also covers the Property.

As used herein, (a) the term “Financing Documents” means, collectively, the Loan Agreement, the Construction Loan Agreement, the Notes, the Credit Line Deed of Trust, the Guaranty, the Letter of Credit Deed of Trust, the Guarantor Modification, the Covenant Modification, and all other documents previously, simultaneously or hereafter executed and delivered by the Borrower, any or all of the Guarantors, or any other party or parties to evidence, secure, or guarantee, or in connection with, the Loan and/or the Letters of Credit, and (b) the term “Obligations” means, collectively, all obligations of the Borrower and the Guarantor under and in connection with any or all of the Financing Documents.

Pursuant to various Allonges and Modification Agreements (collectively, the “Allonges”), the parties have agreed, among other things, to extend the maturity of the Loan to June 1, 2008. Pursuant to various amendments (collectively, the “Letter of Credit Amendments” the expiry date of the respective Letters of Credit has been extended to April 19, 2009 and March 30, 2009, respectively.

The Borrower is now in default under the Financing Documents by virtue of the Borrower’s failure to comply with the various financial covenants set forth therein and to repay all sums due under Note No. 1 on or before June 1, 2008 (the “Stated Maturity Date”).

The Borrower and the Guarantor (collectively, the “Obligors”) have requested that the Bank forbear temporarily from exercising its available rights and remedies under the Financing Documents. The Bank is willing to grant the Obligors’ request, subject to and upon the terms, conditions and understandings contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the representations and mutual agreements made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. Defined Terms. Capitalized terms used herein and in the Preamble and not otherwise defined shall have the meanings given to such terms in the Loan Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

Section 2.1. Acknowledgments of the Obligors. The Obligors hereby acknowledge that:

(a) The Recitals set forth above are true and complete in all respects and are incorporated herein by reference.

(b) As of the date hereof, the Borrower is currently in default of its obligations under the Loan Agreement and the Notes and, as a result thereof, is now also in default of its obligations under the other Financing Documents.

(c) As of September 15, 2009, the Borrower owed the Bank, pursuant to the terms of Note No. 1, $1,100,435.29 consisting of $1,016,237.64 in principal, $80,418.98 in accrued but unpaid interest, $3,778.67 in late charges, plus, fees (including legal fees), costs and other expenses.

(d) As of September 15, 2009, the Borrower owed the Bank, pursuant to Note No. 2, $0.00.

(e) The Obligors have no defenses, affirmative or otherwise, rights of setoff, rights of recoupment, claims, counterclaims, actions or causes of action of any kind or nature whatsoever against the Bank or any past, present or future agent, attorney, legal representative, predecessor-in-interest, affiliate, successor, assign, employee, director or officer of the Bank (collectively, the “Bank Group”), directly or indirectly, arising out of, based upon, or in any manner connected with, any transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, which occurred, existed, was taken, permitted, or began prior to the execution of this Agreement and accrued, existed, was taken, permitted or begun in accordance with, pursuant to, or by virtue of, the Financing Documents or the Obligations; TO THE EXTENT ANY SUCH DEFENSES, AFFIRMATIVE OR OTHERWISE, RIGHTS OF SETOFF, RIGHTS OF RECOUPMENT, CLAIMS, COUNTERCLAIMS, ACTIONS OR CAUSES OF ACTION EXIST OR EXTEND, SUCH DEFENSES, RIGHTS, CLAIMS, COUNTERCLAIMS, ACTIONS AND CAUSES OF ACTION ARE HEREBY FOREVER WAIVED, DISCHARGED AND RELEASED.

(f) The Obligors have freely and voluntarily entered into this Agreement after an adequate opportunity and sufficient period of time to review, analyze and discuss all terms and conditions of this Agreement and all factual and legal matters relevant hereto with its counsel. Each Obligor further acknowledges that it has actively and with full understanding participated in the negotiation of this Agreement and that this Agreement has been negotiated, prepared and executed without fraud, duress, undue influence or coercion of any kind or nature whatsoever having been exerted by or imposed upon any party to this Agreement.

(g) There is (i) to the Obligors’ knowledge, no statute, rule, regulation, order or judgment, and (ii) no provision in any articles of organization, operating agreement, charter or bylaws with respect to any Obligor, and (iii) no provision of any mortgage, indenture, contract or other agreement binding on any Obligor or any of its properties which, in each case, would prohibit or cause a default under or in any way prevent the execution, delivery, performance, compliance or observance of any of the terms or conditions of this Agreement.

(h) The Borrower has not, voluntarily or involuntarily, granted any liens on or security interests in the Property to any creditor not previously disclosed to the Bank in writing on or before the date of this Agreement and have not otherwise taken any action or failed to take any action which could or would impair, change, jeopardize or otherwise adversely affect the priority, perfection, validity or enforceability of any liens or securing interests securing all or any portion of the Obligations or the priority or validity of the Bank’s claims with respect to the Obligations relative to any other creditor of the Borrower.

(i) Each Obligor has the full legal right, power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by the Obligors and the consummation by the Obligors of the transactions contemplated hereby have been duly authorized by all appropriate action (corporate or otherwise).

(j) This Agreement constitutes the valid, binding and enforceable agreement of the Obligors, enforceable against the Obligors in accordance with the terms hereof.

ARTICLE 3

COVENANTS

In consideration of the Bank’s agreement to forbear during the Forbearance Period (as hereinafter defined) from taking any further action against the Obligors or any of their respective assets, the Obligors hereby agree with the Bank as follows:

Section 3.1. Covenants of the Obligors.

(a) Payments of Principal and Interest during Forbearance Period.

(i) From and after the date hereof, until the Obligations have been indefeasibly paid in full, interest shall accrue on the unpaid principal balance of Note No. 1 at a floating and fluctuating per annum rate of interest equal to the LIBOR Rate (as hereinafter defined), plus 3.00% per annum. As used herein, the following terms shall have the following meanings:

“LIBOR” means, at any time, the rate of interest per annum determined on the basis of the rate for deposits in dollars for a one-month period which is quoted in The Wall Street Journal (Money Rates Section) (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1 /16%)).

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Bank pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00 - Eurodollar Reserve Requirements

Anything in the foregoing to the contrary notwithstanding, if the Bank determines in its reasonable discretion (i) that any applicable law, rule, or regulation, or any change in the interpretation of any such law, rule, or regulation shall make it unlawful or impossible for the Bank to charge or collect interest at a rate of interest based upon the LIBOR Rate, or (ii) that quotations of interest rates for the relevant deposits referred to in the definition of the LIBOR Rate are not being provided in the relevant amounts or for the relevant maturities, (a) the Bank shall promptly give written notice of such circumstances to the Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), and (b) the interest rate applicable to the Loan shall be converted to a rate of interest equal to the sum of the Prime Rate (as defined in Note No. 1) plus 3.00% per annum, and the interest rate applicable to the Loan shall remain at such converted rate until the Bank shall notify the Borrower that the circumstances giving rise to such condition no longer exist.

Where applicable, the interest rate on all amounts on which interest is calculated with respect to the Prime Rate or the LIBOR Rate shall change immediately and contemporaneously with each change of the Prime Rate or LIBOR Rate, as applicable

(ii) As of the date hereof, all accrued but unpaid interest due on Note No. 1 shall be deferred and repaid in full on the Termination Date.

(iii) Commencing October 1, 2009 and on the first day of each month thereafter (each, an “Interest Payment Date”), until all sums due under Note No. 1 have been repaid in full, the Borrower shall make consecutive monthly payments of accrued interest on the outstanding principal balance of Note No. 1.

(iv) From and after the date hereof, either of the unimproved pad sites (the “Pad Sites”) may be released from the lien of the Credit Line Deed of Trust only upon payment in full of the entire unpaid principal balance of the Loan, plus all accrued and unpaid interest thereon and all other sums due in connection therewith.

(v) Upon termination of this Agreement, but in no event later than January 31, 2011, the Borrower shall pay to the Bank all sums then due and payable under Note No. 1 and the other Financing Documents, including all principal, interest (at the rate set forth above), late charges, fees, and other expenses, and shall otherwise satisfy its remaining Obligations.

(b) Sale of Remaining Pad Sites. On or prior to December 31, 2009, the Borrower shall deliver to the Bank its written proposal for marketing and selling the remaining Pad Sites. During the Forbearance Period, the Borrower shall actively market and attempt to sell the remaining Pad Sites to third-party purchasers. In addition to all other reporting obligations set forth in the Financing Documents, the Borrower shall provide the bank quarterly progress reports for the first two (2) calendar quarters of 2010 and monthly reports for all periods thereafter, detailing all sales efforts. Within three (3) days of its receipt thereof, the Borrower shall deliver to the Bank all documents relating to all contracts of sale with third-party purchasers and, prior to any such sale, the Borrower shall deliver to the Bank a copy of the proposed HUD-1 settlement statement showing the name of the third-party purchaser, the price payable, the release price to be paid to the Bank and the date of sale.

Upon the sale of any Pad Site, all issued and outstanding letters of credit (the “Existing Letters of Credit”) relating thereto shall be replaced by the purchaser thereof with its own letters of credit and all Existing Letters of Credit shall be returned to the Bank undrawn.

(c) Advances. The Obligors acknowledge that the Bank is under no further obligation to continue to make Advances under the Loan.

(d) Letters of Credit. Contemporaneously herewith, the Bank shall extend the maturity dates of the Letters of Credit for up to an additional twelve (12) months.

(e) Fees and Expenses. On the date hereof, the Borrower shall owe the Bank a $50,000 non-refundable forbearance fee, which fee shall be deemed fully earned as of closing but be payable on the Termination Date. All legal fees and other out-of-pocket costs and expenses hereafter incurred by or on behalf of the Bank in connection with the enforcement, preservation, or collection of the Obligations and and/or this Agreement, including, without limitation, reasonable attorneys fees and expenses, and recordation and filing fees and taxes (collectively, the “Enforcement Costs”) shall be deemed to be part of the Obligations and shall be payable within ten (10) days after receipt of an invoice therefore and, if not then paid, the Bank shall be entitled to auto-debit one or more of the Borrower’s accounts at the Bank to pay said Enforcement Costs.

ARTICLE 4

STANDSTILL PROVISIONS

Section 4.1. No Exercise of Remedies. During the period (the “Forbearance Period”) from the date hereof until the earlier of (a) payment in full of all of the Obligations, or (b) the occurrence of a Default hereunder, or (c) the Termination Date (as hereinafter defined), the Bank agrees it will not take any further action against the Borrower or the Guarantor or exercise or enforce any other rights or remedies provided for in the Financing Documents or otherwise available to it, at law or in equity, by virtue of the occurrence of the defaults which now exist or take any action against any property in which the any Obligor has any interest, which action is available to the Bank as a result of said Defaults.

Section 4.2. No Waiver of Rights or Remedies. The parties hereto acknowledge and agree that the Bank (a) shall retain all rights and remedies it may have with respect to the Obligations and the Financing Documents and the Borrower’s previous failure to honor or otherwise comply with said obligations (such rights and remedies being hereinafter collectively referred to as “Default Rights”), and (b) shall have the right to exercise and enforce such Default Rights immediately upon termination of the Forbearance Period. The parties further agree that the exercise of any Default Rights by the Bank upon termination of the Forbearance Period shall not be affected by reason of this Agreement, and the parties hereto shall not assert as a defense thereto the passage of time, estoppel, laches or any statute of limitations to the extent that the exercise of any Default Rights was precluded by this Agreement.

Section 4.3. Other Obligations. Except to the extent modified or altered by the terms of this Agreement or waived in writing by the Bank, the Obligors shall continue to perform and comply with its obligations under the Financing Documents, which obligations shall remain in full force and effect and unchanged.

ARTICLE 5

RELEASES

Section 5.1. Releases and Waivers.

(a) Each Obligor hereby knowingly and voluntarily forever releases, acquits and discharges the Bank and the Bank Group from and of any and all claims that the Bank or any member of the Bank Group is in any way responsible for the past, current or future condition or deterioration of the business operations and/or financial condition of any Obligor, and from and of any and all claims that the Bank or any member of the Bank Group breached any agreement to loan money or make other financial accommodations available to the Obligors or to fund any operations of the Obligors at any time. Each Obligor also hereby knowingly and voluntarily forever releases, acquits and discharges the Bank and the Bank Group, from and of any and all other claims, damages, losses, actions, counterclaims, suits, judgments, obligations, liabilities, defenses, affirmative defenses, setoffs, and demands of any kind or nature whatsoever, in law or in equity, whether presently known or unknown, which such Obligor may have had, now have, or which it can, shall or may have for, upon, or by reason of any matter, course or thing whatsoever relating to, arising out of, based upon, or in any manner connected with, any transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, which occurred, existed, was taken, permitted, begun, or otherwise related or connected to or with any of the Obligations and the Financing Documents, and/or any direct or indirect action or omission of the Bank and/or any of the Bank Group. Each Obligor further agrees that from and after the date hereof, it will not assert to any person or entity that any deterioration of the business operations or financial condition of any Obligor was caused by any breach or wrongful act of the Bank or any of the Bank Group which occurred prior to the date hereof.

(b) Upon the indefeasible payment in full of all sums due to the Bank and satisfaction of all of the Obligations and the release of the Letter of Credit (or the expiration thereof without a draw), the Bank shall, at the Obligor’ sole cost and expense, release its liens on all collateral pledged or given to secure said obligations and, in connection therewith, forever release, acquit and discharge the Obligors from and of any and all other future claims, suits, actions, obligations and liabilities of any kind or nature whatsoever arising out of or relating to or due in connection with the Financing Documents.

ARTICLE 6

TERMINATION

Section 6.1. Termination.

(a) The Forbearance Period shall terminate automatically and without notice to the Obligors upon the earliest of (i) the occurrence of a Default (as hereinafter defined), (ii) the indefeasible payment in full of all amounts due to the Bank from the Obligors, or (iii) 5:00 p.m. on January 31, 2011 (the “Termination Date”).

(b) For purposes hereof, the Obligors shall be in default (each, a “Default”) if:

(i) the Obligors or any other person authorized to act on behalf of the Obligors (other than the Bank) fail to observe, perform, or comply with any of the terms, conditions or provisions of this Agreement, as and when required;

(ii) any additional defaults (other than those described in the Recitals hereto or a failure to comply with the provisions of Sections 3(a), 3(b), 3(c), 3(d), 3(e) or Exhibit B of the Covenant Modification) shall occur under any of the Financing Documents;

(iii) any recital, representation or warranty made herein, in any document executed and delivered in connection herewith, or in any report, certificate, financial statement or other instrument or document previously, now or hereafter furnished by or on behalf of the Obligors in connection with this Agreement or any other document executed and delivered in connection with this Agreement, shall prove to have been false, incomplete or misleading in any material respect on the date as of which it was made;

(iv) the Guarantor shall fail to observe, perform or otherwise comply with any terms, conditions or provisions of the Forbearance and Conditional Release Agreement of even date herewith by and among Comstock Belmont Bay 89, L.C., the Guarantor and the Bank; or

(v) the Obligors shall fail to observe, perform or otherwise comply with any terms, conditions or provisions of any other agreement between them and any other creditor where the amount in controversy exceeds $500,000 (either individually or in the aggregate) and such creditor has commenced any collection or other enforcement action against them or any of their property.

Upon termination of the Forbearance Period, should any of the Obligations not be satisfied in full, the Bank shall be entitled to immediately pursue its various rights and remedies, including its Default Rights, against the Obligors and their respective assets, including all collateral given to secure the Obligations or any other person liable therefor.

ARTICLE 7

MISCELLANEOUS

Section 7.1. Headings. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

Section 7.2. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and each of its respective heirs, personal representatives, successors and assigns.

Section 7.3. Time of Essence. Time is of the essence of this Agreement.

Section 7.4. Counterparts. This Agreement may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts shall be deemed to be an original and all taken together shall constitute but one and the same instrument. The parties further agree that facsimile signatures shall be binding on all parties and have the same force and effect as original signatures.

Section 7.5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia.

Section 7.6. Severability. In case one or more provisions contained in this Agreement shall be invalid, illegal, or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall remain effective and binding and shall not be affected or impaired thereby.

Section 7.7. Amendments. This Agreement may be amended, modified or supplemented only by written agreement signed by all parties hereto. No provision of this Agreement may be waived except in writing signed by the party against whom such waiver is sought to be enforced.

Section 7.8. Entire Agreement. This Agreement and the Financing Documents set forth the entire agreement and understanding of the parties hereto with respect to payment and performance of the Obligations, superseding all prior representations, understandings and agreements, whether written or oral.

Section 7.9. Effective Date. This Agreement shall be effective immediately upon the execution and delivery of this Agreement by all persons who are parties hereto.

Section 7.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH IT MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO (A) THIS AGREEMENT (B) ANY OF THE OTHER DOCUMENTS EXECUTED BY IT IN CONNECTION HEREWITH, (C) ANY OF THE OBLIGATIONS, AND/OR (D) ANY OF THE FINANCING DOCUMENTS. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT.

THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE PARTIES HERETO, AND EACH OF THE PARTIES HERETO HEREBY REPRESENT AND WARRANT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY NOTIFY OR NULLIFY ITS EFFECT. EACH OF THE PARTIES HERETO FURTHER REPRESENT THAT IT HAVE BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

Section 7.11. Further Assurances. The Obligors hereby agree to execute and deliver to the Bank from time to time such other Documents and instruments and to take such other actions as the Bank may reasonably request in order to more effectively carry out the terms hereof.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

WITNESS:	COMSTOCK CASCADES, L.C.

	By:	Comstock Homebuilding Companies, Inc.,
its Manager

By:
Name:
Title:

COMSTOCK HOMEBUILDING COMPANIES, INC.,

By:
Name:
Title:

MANUFACTURERS AND TRADERS TRUST COMPANY

By:
Frederick Potter
Vice President